EXHIBIT 10.4

Description of Marek Tomaszewski’s Verbal Agreement with Altimo Group Corp.

Mr. Tomaszewski, the sole officer and director of Altimo Group Corp. (the “Company”) has verbally agreed to loan the Company funds necessary to complete the registration process on Form S-1. The loan is unsecured and does not bear interest nor have a maturity date or a repayment provision or other terms and conditions.